Exhibit 99.2

HAMPSHIRE ANNOUNCES
RESIGNATION OF CHIEF FINANCIAL OFFICER

New York, NY – May 9, 2013 – Hampshire Group, Limited (OTC Markets: HAMP), a leading provider of sportswear, today announced that Maura McNerney Langley, Hampshire’s Chief Financial Officer, has resigned effective May 17, 2013, to pursue another opportunity.

“Maura has made a meaningful contribution to our finance department during her tenure at Hampshire and leaves us with a strong framework to support the Company’s future growth. We wish her well in her new endeavour,” said Paul Buxbaum, Hampshire’s Chief Executive Officer.

The Company has initiated an external search for a new CFO and expects to announce a replacement shortly.

About Hampshire Group

Hampshire Group, Limited, (www.hamp.com) along with its wholly-owned subsidiaries, Hampshire Brands, Inc., Rio Garment S.A. and scott james, LLC, is a provider of fashion apparel across a broad range of product categories, channels of distribution and price points. The Company specializes in designing and marketing men’s sportswear to department stores, chain stores and mass market retailers under licensed brands, our own proprietary brands and the private labels of our customers. The Company operates a Honduras-based apparel manufacturer, designing, sourcing and manufacturing knit tops for men, women and children. The Company also offers a full sportswear collection for men through the scott james® brand that is sold primarily at upscale department and specialty stores and online at www.scottjamesonline.com.

CONTACTS

MBS Value Partners
Gentra Cartwright/Betsy Brod
(212) 750-5800

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